As filed with the Securities and Exchange Commission on May 10, 2019

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEMPRA ENERGY

(Exact Name of Registrant as Specified in its Charter)

California	33-0732627
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)

488 8th Avenue, San Diego, California 92101

(Address of Principal Executive Offices)

Sempra Energy 2019 Long-Term Incentive Plan

(Full Title of the Plan)

James M. Spira

Associate General Counsel

Sempra Energy

488 8th Avenue

San Diego, California 92101

(Name and address of agent for service)

(619) 696-2000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, without par value	7,700,000	$126.65	$975,205,000	$118,195

(1)

In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of the Registrant’s Common Stock, which may be issued pursuant to the employee benefit plan described herein to prevent dilution from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The price per share and aggregate offering price for the shares of Common Stock are calculated on the basis of the average of the high and low trading prices of the Common Stock, as reported on the New York Stock Exchange on May 6, 2019.

PART I

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act. The documents containing the information specified in Part I will be delivered to the participants in the Sempra Energy 2019 Long-Term Incentive Plan as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Sempra Energy, a California corporation (the “Company” or the “Registrant”), with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2018;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019;

(c)	The Company’s Current Reports on Form 8-K filed on March 11, 2019; and

(d)

The description of the Company’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (Reg. No. 001-14201), filed with the Commission on June 5, 1998, including any subsequently filed amendments and reports filed with the Commission updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. The Company will not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Company’s Current Reports on Form 8-K unless, and except to the extent, specified in such reports.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 317 of the Corporations Code of the State of California permits a corporation to provide indemnification to its directors and officers under certain circumstances. The Registrant’s Bylaws (as amended) provide for mandatory indemnification of directors and officers, subject to the limitations set forth therein. In addition, the Registrant’s Amended and Restated Articles of Incorporation eliminate the liability of directors for monetary damages to the fullest extent permissible under California law, and provide the Registrant with the power to provide for indemnification for liability for monetary damages incurred by directors and officers of the Registrant, subject to certain limitations, in excess of the indemnification otherwise expressly permitted by Section 317 of the Corporations Code. In addition, the Registrant has indemnification agreements with its directors and certain of its officers that provide for indemnification for monetary damages to the fullest extent permissible under California law. The Registrant maintains liability insurance and is also insured against loss for which it may be required or permitted by law to indemnify its directors and officers for their related acts.

The directors and officers of the Registrant are covered by insurance policies against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of Sempra Energy effective May 23, 2008 (incorporated by reference to Appendix B to Sempra Energy’s Definitive Proxy Statement on Schedule 14A (Reg. No. 001-14201), filed on April 15, 2008)

4.2	Bylaws of Sempra Energy (as amended through December 15, 2015) (incorporated by reference to Exhibit 3.1 to Sempra Energy’s Current Report on Form 8-K (Reg. No. 001-14201), filed on December 17, 2015)

5.1	Opinion of Mayer Brown LLP

10.1	Sempra Energy 2019 Long-Term Incentive Plan

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Mayer Brown LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on May 9, 2019.

SEMPRA ENERGY

By:	/s/ J. Walker Martin
J. Walker Martin
Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each director and/or officer of the registrant whose signature appears below constitutes and appoints each individual who, at the time of acting under this power of attorney, is the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer (however designated), Chief Accounting Officer (however designated), an Executive Vice President, Treasurer or Controller of Sempra Energy and each of them severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to file and sign any and all amendments to this registration statement with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of California and applicable federal securities laws.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 9, 2019.

Signature	Title

/s/ J. Walker Martin J. Walker Martin	Chairman and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Trevor I. Mihalik Trevor I. Mihalik	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Peter R. Wall Peter R. Wall	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

Alan L. Boeckmann	Director

/s/ Kathleen L. Brown Kathleen L. Brown	Director

/s/ Andrés Conesa Andrés Conesa	Director

/s/ Maria Contreras-Sweet Maria Contreras-Sweet	Director

/s/ Pablo A. Ferrero Pablo A. Ferrero	Director

/s/ William D. Jones William D. Jones	Director

/s/ Michael N. Mears Michael N. Mears	Director

/s/ William C. Rusnack William C. Rusnack	Director

/s/ Lynn Schenk Lynn Schenk	Director

/s/ Jack T. Taylor Jack T. Taylor	Director

/s/ Cynthia L. Walker Cynthia L. Walker	Director

/s/ James C. Yardley James C. Yardley	Director